Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2007, with respect to the consolidated financial statements of Biosite Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, then incorporated by reference in the Current Report on Form 8-K of Inverness Medical Innovations, Inc., dated June 26, 2007, filed with the Securities and Exchange Commission on July 2, 2007, and as amended on July 20, 2007, and which Form 8-K is incorporated by reference in the proxy statement/prospectus of Inverness Medical Innovations, Inc. that is made a part of this Registration Statement on Form S-4.
/s/ Ernst & Young LLP
San Diego, California
February 14, 2008